Aureus Greenway Holdings Inc.

April 26, 2024

Tang Kay Hwa
21A Amber Garden
70-72 Kennedy Road
Hong Kong
Email: tangk88@netvigator.com

Re: **Independent Director Offer Letter**

Dear *Mr. Tang Kay Hwa*:

Aureus Greenway Holdings Inc., a Nevada corporation (the "**Company**"), is pleased to offer you a position as an independent director nominee on its board of directors (the "**Board**") and as a chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the Board and a member of the Audit Committee of the Board. Your appointment to the Board shall also be subject to the approval of the Board and/or Nominating and Compensation Committees of the Board and shall begin on the Effective Date (as defined herein). This letter shall constitute an agreement (the "**Agreement**") between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. **Term.** This Agreement shall for the ensuing year, commence on the date that the Company's Registration Statement on Form S-1 is declared effective by the United States Securities and Exchange Commission (the "**Effective Date**"). Your term as independent director shall continue subject to the provisions in Section 9 below or until your successor is duly elected and qualified (the "**Term**"). The independent director position shall be eligible for re-election each year at the annual stockholders' meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. **Services.** You shall render customary services as an independent director of the Board in accordance with the applicable law and stock exchanges rules as well as the articles of incorporation and bylaws of the Company, serving on committees of the Board as appointed and such other services mutually agreed to by you and the Company. During the Term, you shall be required to attend all meetings of the Board called from time to time either in-person or remotely. During the Term, you may also be required to attend at least one (1) meeting with the other independent directors without the presence of the Company's officers and non-independent directors and to perform such other duties required of the independent directors including but not limited to (i) ensuring corporate governance on behalf of all stakeholders (ii) reviewing and assessing the adequacy of the respective committee charter on an annual basis, and (iii) advising the Board, management and shareholders on optimal Company strategic development. The services described in this Section 2 shall hereinafter be referred to as your "**Duties**."

3. **Services for Others.** You shall be free to represent or perform services for other persons during the Term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the Term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way,

competitive with the Company (except for companies previously disclosed by you to the Company in writing). During the Term of this Agreement, and for a period of one (1) year after the termination of this Agreement, you shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any person, firm, partnership, corporation or unincorporated association or entity of any kind that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof. A business shall be deemed to be "competitive with the Company" for purpose of this Section 3 only if and to the extent it engages in the business substantially similar to the Company's golf course business.

4. Independence. You acknowledge that your appointment hereunder is contingent upon the Board's determination that you are "independent" with respect to the Company, in accordance with the listing requirements of the Nasdaq Capital Market, and that your appointment may be terminated by the Company in the event that the you do not maintain such independence standard.

5. Compensation.

As compensation for your services to the Company, you will receive the following:

5.1. Options. You will be entitled to participate in the Company's share option plan as adopted and amended from time to time. The number of options granted, and the terms of those options shall be determined from time to time by a vote of the Board of directors; provided that you shall abstain from voting on any such resolution or resolutions relating to the grant of options to you.

5.2 Cash Compensation. You will be paid an independent director's fee of USD$18,000 per year on an annual basis ("**Director's Fee**") for performing your Duties. The Director's Fee will be fully earned at the beginning of each year in which you serve as a director, and the Company's obligation to pay the full amount of the Director's Fee shall be absolute and unconditional at the beginning of each year, notwithstanding the fact that payment is being made on an installment basis. The Director's Fee shall be payable in monthly installments of USD$1,500. The first installment will be due to your account on the first day of your service as a Director, and subsequent installments on last business day of each calendar month thereafter. It is anticipated that the Directors Fee will continue for so long as you are an appointed independent director and will continue to be paid in monthly increments.

5.3. Cash Reimbursement. You shall be reimbursed for reasonable out-of-pocket expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

5.4. Service on Board Committee(s). You will not receive additional compensation (other than the Director's Fee) for your services on the Audit Committee, the Compensation Committee, and/or the Nominating Committee. Moreover, the compensation set forth in this agreement is all-inclusive and there is no additional compensation for attending meetings.

6. D&O Insurance Policy. During the Term under this Agreement, the Company shall include you as an insured under its officers and directors' insurance policy with coverage

determined by the Company to the same extent as other directors and officers covered under the policy. The Company agrees to maintain such insurance during the term that you serve as a director.

7. **No Assignment.** Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

8. **Confidential Information; Non-Disclosure.** In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

8.1. **Definitions.** For purposes of this Agreement, the term "**Confidential Information**" means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

8.2. **Exclusions.** Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

8.3. **Documents.** You agree that, without the express prior written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly

designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 9 herein.

8.4. **Confidentiality.** You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 8.4 shall survive termination of this Agreement for a twelve-month period.

8.5. **Ownership.** You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, "**Director Intellectual Property**") and you will promptly disclose and provide all Director Intellectual Property to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

9. **Termination and Resignation.** Your membership on the Company's Board may be terminated for any or no reason by the determination of the Board. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company ("**Resignation**"), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation (or equivalent value in shares of the Company's common stock) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation; provided that the Company's obligation to pay you Shares in accordance with Section 5.1 above and the Director's Fee in accordance with Section 5.2 above for the first year in which you have agreed to serve as a director shall not be changed or adjusted and the Company shall remain obligated to pay the full amount of the Director's Fee and the Shares without regard to the period that you serve as an independent director.

10. **Indemnification**. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney's fees, judgments, fines, settlements and other legally permissible amounts ("**Losses**"), incurred in connection with any proceeding arising out of, or related to, your

performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys' fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

11. **Governing Law; Arbitration.** All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of New York without regard to any conflicts of law principles that would result in the application of the laws of another jurisdiction. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at its New York office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in New York. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English

12. **Entire Agreement; Amendment; Waiver; Counterparts.** This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

13. **Acknowledgement**. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the board of independent directors of the Company of any questions arising under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall prohibit you from exercising your fiduciary duties as an independent director of the Company.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Sincerely,

Aureus Greenway Holdings Inc.

By: ______________________
Mr. Cheung, ChiPing
Chief Executive Officer

AGREED AND ACCEPTED:

____